                                                                    EXHIBIT 5.P.



                        INVESTMENT MANAGEMENT AGREEMENT

                                    BETWEEN

                           CHUBB AMERICA FUND, INC.

                                      AND

                     CHUBB INVESTMENT ADVISORY CORPORATION

                              WITH RESPECT TO THE

                           EMERGING GROWTH PORTFOLIO

                        INVESTMENT MANAGEMENT AGREEMENT


     THIS AGREEMENT made this 15th day of April 1995, between CHUBB AMERICA FUND, INC., a Maryland corporation with offices at One Granite Place, Concord, New Hampshire (the "Fund), and CHUBB INVESTMENT ADVISORY CORPORATION, a Tennessee corporation with offices at One Granite Place, Concord, New Hampshire ("Chubb Investment");

                                  WITNESSETH

     WHEREAS, the Fund is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company of 1940 (the "Investment Company Act");

     WHEREAS, the Fund is authorized to issue shares of common stock, $.01 par value, ("Stock") in separate classes or series with each such class or series representing an interest in a separate portfolio of securities and other assets;

     WHEREAS, the Fund is currently comprised of nine portfolios and offers or intends to offer shares in those nine portfolios (known individually as the Domestic Growth Stock Portfolio, the Gold Stock Portfolio, the Money Market Portfolio, the Bond Portfolio, the World Growth Stock Portfolio, the Growth and Income Portfolio, the Aggressive Growth Portfolio, the Balanced Portfolio and the Emerging Growth Portfolio), and each of which pursues or will pursue its investment objectives through separate investment policies and separate investment management;

     WHEREAS, the Board of Directors of the Fund may add or delete portfolios from time to time, but such addition or deletion will not affect this Agreement which relates only to the Emerging Growth Portfolio (the "Portfolio");

     WHEREAS, the shares of the Fund are and will be owned by Chubb Life Insurance Company of America ("Chubb Life"), its successors and assigns, through its general account and/or through Separate Account A established by Chubb Life, and may in the future be offered to additional separate accounts established by Chubb Life, its successors or assigns, and other insurance companies with which it is affiliated;

     WHEREAS, Chubb Investment is engaged in the business of rendering investment advisory services and its registered as an investment adviser under the Investment Advisers Act of 1940;

     WHEREAS, the Board of Directors of the Fund desires to retain Chubb Investment to render investment management and corporate administrative services to the Portfolio in the manner and on the terms set forth herein; and

     WHEREAS, the Board of Directors of the Fund believes that Chubb Investment's expertise and business contacts are and will be of material benefit to the Fund in employing and supervising any sub-investment manager ("Sub-Investment Manager"), as further described below;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and Chubb Investment hereby agree as follows:

     1. Duties of Chubb Investment. Chubb Investment hereby agrees, subject to the supervision of the Board of Directors of the Fund (a) to act as the investment adviser to and investment manager of the Portfolio, (b) to manage the investment and reinvestment of the assets of the Portfolio for the period and on the terms and conditions set forth in this Investment Management Agreement, and
(c) during the term hereof, to assume the obligations and to render the administrative, transfer agency and dividend disbursing services herein set forth in return for the compensation provided for herein. In taking any action hereunder, Chubb Investment shall always be subject to, and shall follow at all times (i) any restrictions of the Fund's Articles of Incorporation and By-Laws, as amended from time to time, (ii) the applicable provisions of the Investment Company Act, and any rules and regulations adopted thereunder, (iii) the statements relating to the Portfolio's investment objectives, policies and restrictions as the same are set forth in the prospectus of the Fund and Statement of Additional Information then currently effective under the Securities Act of 1933 (the "Prospectus"), and (iv) any other provisions of state and federal law applicable to it in connection with its duties hereunder, including any applicable provisions imposed by state insurance regulations and under the Internal Revenue Code of 1986, as amended, and regulations thereunder (the "Code").

     (a) Investment Management Services. In performing the duties stated in Paragraph 1 above, Chubb Investment will regularly provide the Portfolio with such investment research, advice and management as the Board of Directors or officers of the Fund may from time to time consider necessary for the proper management of the Portfolio. Chubb Investment will furnish continuously an investment program and will conduct a continuous program of evaluation of assets in the Portfolio. In this connection, Chubb Investment will provide the Board of Directors and officers of the Fund, and any owner of Portfolio Stock with such asset valuations daily at the close of business and with all statistical information with respect to investments of the Portfolio and such periodic and special reports and information as the Board of

Directors or officers of the Fund may reasonably request. I n addition, Chubb Investment will determine which securities or other investments shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held in securities or other assets in which the Portfolio may invest. Should the Board of Directors of the Fund at any time, however, make any definite determination as to investment policy for the Portfolio and notify, in writing, Chubb Investment thereof, Chubb Investment shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. Chubb Investment shall take, on behalf of the Portfolio, all actions which it deems necessary to implement the investment objectives, policies and restrictions of the Portfolio, determined as provided above, and in particular shall place orders for the purchase or sale of securities and other investments for the Portfolio with brokers or dealers selected by Chubb Investment.

     (b) Administrative Services. Subject to the direction and control of the Board of Directors of the Fund, Chubb Investment shall perform administrative services in connection with the management of the Portfolio and will supervise all aspects of the Portfolio's operations. In this connection, Chubb Investment agrees to perform the following administrative functions:

          (1) Determine the value of the Portfolio's assets and liabilities, compute the daily income and net asset value of the Portfolio and compute the yield and/or total return of the Portfolio as may be required, in accordance with applicable law;

          (2) Schedule, plan agendas for and conduct directors and shareholders meetings;

          (3)  Recommend auditors, counsel, Custodian and others;

          (4) Coordinate, supervise and direct any Sub-Investment Manager, the Fund's Custodian and the Fund's Distributor, auditors and counsel on a day-to-day basis;

          (5) Prepare and distribute all required proxy statements, reports, and other communications with shareholders;

          (6) Prepare and file tax returns, reports due and other required filings with the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers, Inc., state blue sky authorities, and generally monitor compliance with all federal and state securities laws and the Code;

          (7) Supply clerical, secretarial, accounting and bookkeeping services, data processing services, office supplies and stationery;

          (8) Provide persons to perform such professional, administrative and clerical functions as are necessary in connection with shareholder relations, reports, redemption requests and account adjustments, including the receipt, handling and coordination of shareholder complaints;

          (9) Provide adequate office space and related services (including telephone and other utility service) necessary for the Portfolio's operations;

          (10) Maintain corporate records not otherwise maintained by the Fund's Custodian, Distributor, or Sub-Investment Manager; and

          (11) Assist, generally, in all aspects of the Fund's operations with respect to the Portfolio.

Nothing herein will be construed to restrict the Fund's right, at its own expense, to hire its own employees or to contract for services to be performed by third parties.

     (c) Sub-Contracting. Notwithstanding any other provision hereof, Chubb Investment, with the approval of the shareholders and the Board of Directors of the Fund, may contract with one or more Sub-Investment Managers to perform any of the investment management services required of Chubb Investment, and may contract with one or more Sub-Investment Managers or other parties to perform any of the administrative services required of Chubb Investment hereunder; provided, however, that the compensation of such other parties will be the sole responsibility of Chubb Investment and the duties and responsibilities of such other Sub-Investment Managers or other parties shall be as set forth in an agreement or agreements between the Fund, Chubb Investment and such other parties.

     Chubb Investment shall exercise reasonable care in recommending, monitoring, and supervising the performance of Sub-Investment Managers and others serving pursuant to the foregoing paragraph, but Chubb Investment shall not otherwise be liable or legally responsible for the conduct of any Sub-Investment Manager. In this connection, it shall be a particular responsibility of Chubb Investment to evaluate the investment performance of Sub-Investment Managers and that of potential Sub-Investment Managers, and Chubb Investment shall supply the Board of Directors of the Fund with such statistical and research data bearing on the Portfolio's performance and that of Sub-Investment Managers and potential Sub-Investment Managers as they and Chubb Investment deem necessary. It shall also be a particular responsibility of

Chubb Investment to supervise and monitor the practices of Sub-Investment Managers in placing orders and selecting brokers and dealers to effect Portfolio transactions and in negotiating commission rates with them, and the services provided by such brokers and dealers.

     It also is understood that Chubb Investment, at its expense, will enter into an agreement with Chubb America Service Corporation, a New Hampshire corporation, pursuant to which Chubb Investment will obtain from said corporation most staff, facilities and services necessary to meet its obligations hereunder. Entering into said agreement shall in no way diminish any obligation or liability of Chubb Investment hereunder.

     (d) Chubb Investment to Issue and Register Shares. Chubb Investment, in its capacity as transfer agent and divided paying agent for the Fund, shall issue and record the issuance of shares of Portfolio Stock upon receipt, directly or indirectly, of orders therefor from Chubb Life through its general account or Separate Account A or any additional separate accounts established by Chubb Life, its successors or assigns, or any of its affiliated insurance companies. Chubb Investment shall notify the Custodian of every such issuance, which notice shall include the date, class of Stock, number of shares, and dollar amount of the transaction. If Chubb Investment receives any check or funds for the purchase of shares of Portfolio Stock, such check or funds shall promptly be forwarded to the Custodian for the Fund's account. Chubb Investment shall compute the number of shares issuable in the case of an order for a dollar amount of shares (or the purchase price in the case of an order for a specific number of shares) at the net asset value per share for the Portfolio Stock, as described in the Fund's Prospectus, unless the Fund's Board of Directors should otherwise direct. Chubb Investment will take reasonable steps to ensure that the Custodian receives all payments due the Fund in consideration of the issuance of Portfolio Stock.

     (e) Issue of Share Certificates. If a shareholder requests a share certificate, Chubb Investment, in its capacity as transfer agent and dividend paying agent for the Fund, shall countersign and deliver a certificate to the shareholder at its address as set forth on the transfer books of the Fund, subject to any instructions for delivery of certificates which the Fund may give to Chubb Investment.

     (f) Distributions. Chubb Investment shall, in accordance with the provisions of the Fund's Articles of Incorporation and Prospectus, credit income and capital gain payments to shareholders. The Fund's management shall cause the Custodian to make available the amount of any such payment to be paid out in cash, and Chubb Investment shall distribute such amounts. Chubb Investment shall process the reinvestment of distributions at the net asset value per share next computed for the Portfolio Stock after the payment, in accordance with the Prospectus of the Fund and any written instructions of the shareholder.

     (g) Redemptions and Repurchases. Chubb Investment, in its capacity as transfer agent and dividend paying agent for the Fund, shall process each order for the redemption or repurchase of shares given directly or indirectly by Chubb Life through its general account or Separate Account A or any additional separate accounts established by Chubb Life, its successors or assigns, or any of its affiliated insurance companies at the net asset value per share of the Portfolio Stock, as described in the Fund's Prospectus, unless the Fund's Board of Directors should otherwise direct. Where redemption or repurchase of a dollar amount is requested, Chubb Investment shall calculate the number of shares to be redeemed so as to provide the shareholder with the dollar value identified in the redemption order, and where a stated number of shares is to be redeemed or repurchased, Chubb Investment shall compute the dollar amount of the redemption proceeds. And, Chubb Investment shall make the required amount of funds available to the shareholder. The Fund's management shall cause Chubb Investment to make such funds available not more than seven days after receipt of the redemption or repurchase request. However, under normal circumstances, the Fund's management will cause Chubb Investment to make such funds available not more than one day after receipt of the redemption or repurchase request.

     2. (a) Purchase and Sale of Assets. Nothing in this Investment Management Agreement shall preclude the combining of orders for the sale or purchase of securities or other investments with other accounts managed by Chubb Investment, provided that Chubb Investment does not favor any account over any other account and provided further that any purchase or sale orders executed contemporaneously shall be allocated in a manner that Chubb Investment deems to be equitable to all accounts involved and, under normal circumstances, such transactions will be
(1) done on a pro rata basis substantially in proportion to the amounts ordered by each account, (2) entered into only if, in Chubb Investment's opinion, the trade is likely to produce a benefit for the Portfolio, and (3) is at a price which is approximately the same for all parties involved. Neither Chubb Investment, nor any of its directors, officers, or employees, nor any person, firm, or corporation controlling, controlled by or under common control with it shall act as a principal or receive any commission as agent in connection with the purchase or sale of assets for the Portfolio.

        (b) Brokerage Fees. In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, Chubb Investment shall use its best efforts to obtain for the Portfolio the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. Notwithstanding the foregoing, however, and subject to appropriate policies and procedures as then approved by the Board of Directors of the Fund, Chubb Investment may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause the Fund to pay a broker or dealer that provides research or other brokerage services to Chubb Investment and the Fund with respect to the Portfolio an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Chubb Investment determines in good faith that such amount of commission is reasonable in relationship to the value of such services, viewed in terms of that particular transaction or Chubb Investment's overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by said Section 28(e) and the Fund's Board of Directors, Chubb Investment shall not be deemed to have acted unlawfully or to have breached any duty created by this Investment Management Agreement or otherwise solely by reason of such action.

     3. Compensation of Chubb Investment. Except as hereinafter provided, for the services rendered and expenses assumed by Chubb Investment, while this Investment Management Agreement is in effect, the Fund shall pay to Chubb Investment monthly, on the first business day of the next succeeding calendar month, a fee which shall accrue daily at the annual rate of .80 percent of the average of the aggregate net asset value of the Portfolio determined as of the close of business on each day and, in the case of any day which is not a business day, determined as of the close of business on the last preceding business day, with respect to all of the issued and outstanding shares of the Portfolio ("average asset value") during the month preceding such payment. These fees are reduced to .75% if the average asset value of the Portfolio exceeds $200,000,000, and are further reduced to .70% if such average asset value of the Portfolio exceeds $1,300,000,000. The average asset value of the Portfolio shall be determined and computed in accordance with the description of the method of determining net asset value contained in the Prospectus.

     The fees payable to Chubb Investment by the Fund hereunder shall be reduced by any tender solicitation fees or similar payments received by Chubb Investment, or any affiliated person of Chubb Investment, in connection with the tender of investments of the Portfolio (less any direct expenses incurred by Chubb Investment, or any affiliated person of Chubb Investment, in connection with obtaining such fees or payments). Chubb Investment shall use its best efforts to recapture all available tender offer solicitation fees and similar payments in connection with tenders of the securities of the Portfolio, provided, however, that Chubb Investment shall not be required to register as a broker-dealer for this purpose. Chubb Investment shall advise the Board of Directors of any fees or payments of whatever type which it may be possible for Chubb Investment to receive in connection with the purchase or sale of investment securities for the Portfolio.

     4. Non-Exclusivity. The Fund agrees that the services of Chubb Investment are not to be deemed exclusive and Chubb Investment is free to act as investment manager to various investment companies and as fiduciary for other managed accounts. Chubb Investment shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund with respect to the Portfolio in any way or otherwise be deemed an agent of the Fund with respect to the Portfolio other than in furtherance of its duties and responsibilities as set forth in this Investment Management Agreement.

     5. Books and Records. Chubb Investment will maintain all books and records required for the Fund with respect to the Portfolio, to the extent not maintained by the Custodian or any Sub-Investment Manager. Chubb Investment agrees that all books and records which it maintains for the Fund are the Fund's property, and, in the event of termination of this Investment Management Agreement for any reason, Chubb Investment agrees promptly to return to the Fund, free from any claim or retention of rights by Chubb Investment, all records relating to the Fund. Chubb Investment also agrees, upon request of the Fund, promptly to surrender such books and records to the Fund or, at the Fund's expense, to make copies thereof available to the Fund or to make such books and records available for inspection by representatives of regulatory authorities or other persons reasonably designated by the Fund. Chubb Investment further agrees to maintain, prepare and preserve such books and records in accordance with the Investment Company Act and rules thereunder, including but not limited to, Rules 31a-1 and 31a-2.

     Chubb Investment will use records or information obtained under this Investment Management Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than as expressly authorized by the Board of Directors or officers of the Fund, or unless disclosure is expressly required by applicable federal or state regulatory authorities or by this Investment Management Agreement. Chubb Investment shall supply all information requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with.

     The records maintained for the Fund hereunder by Chubb Investment shall include records showing, for each shareholder's account, the following: (a) name, address and tax identifying number; (b) number and class of shares held;
(c) historical information regarding the account of each shareholder, including dividends paid and the date, class of Stock and price for all transactions; (d) any stop or restraining order placed against the account; (e) any dividend reinvestment order, dividend address and correspondence relating to the current maintenance of the account; (f) certificate numbers and denominations for any Stock certificates; (g) any other information required in order for Chubb Investment to perform the calculations contemplated or required by this Investment Management Agreement; and (h) such other records as the Fund may from time to time reasonably request.

     6. Liability. Chubb Investment will not be liable for any loss suffered by the Portfolio in connection with any investment policy established by the Fund for the purchase, sale or redemption of any securities at the direction of the Board of Directors of the Fund. Nothing herein contained shall be construed to protect Chubb Investment against any liability resulting from the willful misfeasance, bad faith or negligence of Chubb Investment in the performance of its duties or from reckless disregard of its obligations and duties under this Investment Management Agreement or by virtue of violation of any applicable law.

     7. (a) Initial Documents. The Fund's management shall file with Chubb Investment the following documents: (i) certified copies of the Articles of Incorporation of the Fund and all amendments thereto, made from time to time;
(ii) a certified copy of the By-Laws of the Fund as amended, from time to time;
(iii) a copy of the resolution of the Board of Directors of the Fund authorizing this Investment Management Agreement; (iv) specimens of all forms of outstanding and new stock certificates, if any, with respect to Portfolio Stock in the form approved by the Board of Directors of the Fund accompanied by Board of Directors' resolutions approving such forms, and with a certificate of the Secretary of the Fund as to such approval; (v) an opinion of counsel for the Fund with respect to the validity of the Portfolio Stock, the number of shares authorized, the number of Shares allocated to the Portfolio's class of Shares, the status of redeemed or repurchased Shares and the number of Shares with respect to which a registration statement under the Securities Act of 1933 has been filed and is in effect; and (vi) a listing of the insurance companies with which Chubb Life through its general account or Separate Account A or any additional separate accounts established by Chubb Life, its successors or assigns, is affiliated.

          (b) Further Documentation. The Fund's management will also furnish from time to time the following documents: (i) each resolution of the Board of Directors of the Fund authorizing the original issue of the Portfolio's Shares; (ii) each registration statement filed with the SEC under the Securities Act of 1933 or under the Investment Company Act and amendments thereof, orders relating thereto and the Prospectus in effect with respect to the sale of shares of the Fund; (iii) certified copies of each resolution of the Board of Directors authorizing officers to give instructions to Chubb Investment.

          (c) Information. The Fund, its officers or agent will provide timely information to Chubb Investment regarding such matters as purchases and redemptions of shares in the Portfolio, cash requirements, and cash available for investment in the Portfolio, and all other information as may be reasonably necessary, or appropriate, in order for Chubb Investment to perform its responsibilities hereunder.

          (d) Reliance on Documents and Information. Chubb Investment will be entitled to rely on all documentation and information furnished to it by the Fund's management.

     8. Authorized Shares. The Fund certifies to Chubb Investment, that as of the close of business on the date of this Investment Management Agreement, it has authorized one billion shares of its Stock, and further certifies that, by virtue of its Articles of Incorporation and the provisions of the law of the state of its incorporation, shares of its Stock which are redeemed or repurchased by the Fund from its shareholder are restored to the status of authorized and unissued shares.

     9. Stock Certificates. The Fund shall supply Chubb Investment with a sufficient supply of blank stock certificates for Portfolio Stock and from time to time shall renew such supply upon request of Chubb Investment. Such blank stock certificates shall be properly signed, manually or by facsimile, as authorized by the Board of Directors of the Fund, and shall bear the corporate seal or facsimile thereof of the Fund. Notwithstanding the death, resignation or removal of any officer of the Fund authorized to sign certificates of Stock, Chubb Investment may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Board of Directors of the Fund.

     10. Notice of Distribution. The Board of Directors of the Fund shall promptly inform Chubb Investment of the declaration of any dividend or distribution on account of Portfolio Stock, including the amount per share, record date and date payable. Chubb Investment may rely on a certified copy of a resolution of the Fund's Board of Directors that distributions of net income shall be declared and paid annually.

     11. Processing Transactions. In issuing shares pursuant to Section 2(d) of this Investment Management Agreement and processing redemptions and repurchases pursuant to Section 2(g) in its capacity as transfer agent and dividend paying agent for the Fund, Chubb Investment shall, if requested by the Distributor, at its expense, maintain, on behalf of the Fund's Distributor, a record of the time when a proper and complete order or request for each such sale, redemption or repurchasing transaction was received by it, and the Fund's Distributor may rely on Chubb Investment's so doing. At its expense, Chubb Investment shall, on behalf of the Fund's Distributor, if requested by the Distributor, keep records of confirmations and all other records in connection with the sale, redemption or repurchase of Portfolio Shares required by, and subject to, all the terms and conditions of Rule 17a-3 and 17a-4 under that Act, and the Fund's Distributor may rely on Chubb Investment's so doing. All records required by this paragraph to be maintained by Chubb Investment will (i) be and remain the property of the Fund's Distributor and (ii) be at all times subject to inspection by the SEC in accordance with Section 17(a) of said Act.

     It is understood that, unless the Fund directs otherwise, the issuance, redemption or repurchase of Portfolio Shares arising out of an automatic transaction under an insurance contract (such as investment of net premiums, death of insureds, deduction of fees and charges, transfers, surrenders, loans, loan repayments, deductions of interest on loans, lapses, reinstatements and similar automatic transactions) shall be effected at the net asset value per share computed as of the close of business on the date as of which said automatic transaction is effected, even though the "order" for purchase, sale or redemption of Portfolio Shares is not received until after said close of business; and all other issuances, redemptions or repurchases of Portfolio Shares shall be effected at net asset values per share next computed after receipt of the orders therefor, and said orders shall become irrevocable at the time as of which said value is next computed.

     The authority of Chubb Investment to process purchases, reinvestments, repurchases and redemptions with respect to any shares of Portfolio Stock shall be suspended upon receipt by it of an oral or written notification from the Board of Directors of the Fund of the suspension by the Fund of said activities or as a result of an order or determination by the SEC.

     12. Tax Returns. Chubb Investment shall prepare, file with the Internal Revenue Service and with the appropriate state agencies, and, if required, mail to shareholders such returns for reporting dividends and distributions paid as are required to be so filed and mailed, and shall withhold such sums, if any, as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

     13. (a) Expenses of the Fund. As between the Fund and Chubb Investment, the following expenses shall be borne exclusively by the Fund;

               (i) Brokerage commissions and transfer taxes in connection with portfolio transactions and similar fees and charges for the acquisition, disposition, lending or borrowing of portfolio investments;

               (ii) All other state, federal, local or foreign governmental fees and taxes (including any insurance, transfer, franchise or income taxes) payable by the Fund and all corporate or filing fees payable by the Fund to any governmental entity or agency;

               (iii) All expenses, incidental and otherwise, associated with preparing and filing with appropriate state, federal, local or foreign governments or agencies all tax returns, including the expenses associated with any mailings to the policyowners with respect to such returns.

               (iv) Fees and expenses incurred in the registration or qualification (and maintaining said registration or qualification) of the Fund and its shares under federal or state securities laws, if deemed applicable, subsequent to the effective date of the registration statement including all fees and expenses incurred in connection with the preparation, setting in type, printing and mailing of the registration statement and any amendments or supplements that may be made from time to time;

               (v) Compensation paid to directors who are not "interested persons" of the Fund within the meaning of the Investment Company Act and travel expenses paid to all directors;

               (vi) Interest and any other cost related to borrowings by the Fund;

               (vii) Any extraordinary or non-recurring expenses (such as legal claims and liabilities, and litigation costs and any indemnification related thereto);

               (viii) Costs of printing and distributing to current policyowners, shareholder reports, proxy statements, Prospectuses and any stickers and supplements thereto, and otherwise communicating with the shareholders;

               (ix) Costs and all incidental expenses associated with conducting shareholder meetings;

               (x) The cost of the fidelity bond required by Investment Company Act Rule 17g-1 and any errors and omissions insurance or other liability insurance covering the Fund and/or its officers, directors and employees;

               (xi) The cost of obtaining quotes necessary for valuing the assets and related liabilities for the Portfolio;

               (xii) The charges and expenses of the Custodian, independent accountants and independent legal counsel retained by the Fund, the charges and expenses of any independent proxy solicitation firm retained by the Fund to solicit voting instructions from policyowners with respect to Portfolio Shares, and the charges and expenses of any trade association fees; and

               (xiv) All other expenses not specifically assumed hereunder by Chubb Investment.

          (b) Expenses of Chubb Investment. As between the Fund and Chubb Investment, the costs and expenses of providing the necessary facilities, personnel, office equipment and supplies, office space, telephone service, and other utility service necessary to carry out its obligations hereunder shall be borne exclusively by Chubb Investment, except as otherwise herein expressly provided. In addition, Chubb Investment shall pay and assume all expenses specifically assumed by Chubb Investment as set forth in Paragraphs 1(b)(1),
(3), (4), (7), (8), (9), (10) and (11); and 1(c), (d), (e), (f) and (g) of this
Investment Management Agreement.

     14. Duration and Termination of the Agreement. This Investment Management Agreement shall become effective as of the date first written above and shall remain in force until the first meeting of shareholders of the Portfolio, at which meeting it must be approved by a vote of the majority of the outstanding shares of the Portfolio to remain effective. Thereafter, it shall continue in effect with respect to the Portfolio from year to year, but only so long as such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund, or by the vote of a majority of the outstanding shares of the Portfolio, and (b) a vote of a majority of those directors of the Fund who are not parties to this Investment Management Agreement nor interested persons of any party to this Investment Management Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Investment Management Agreement may be terminated, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding shares of the Portfolio on sixty days' written notice to Chubb Investment, or by Chubb Investment on sixty days' written notice to the Fund. This Investment Management Agreement shall automatically terminate in the event of its assignment.

     15. Amendment of the Agreement. This Investment Management Agreement may be amended with respect to the Portfolio only if, to the extent required by law, such amendment is specifically approved by (a) the vote of a majority of the outstanding shares of the Portfolio, and (b) by the vote of the Board of Directors of the Fund, including a majority of those directors of the Fund who are not parties to nor interested persons of any party to this Investment Management Agreement cast in person at a meeting called for the purpose of voting on such approval.

     16. Definitions. The terms "assignment," "interested person," and "majority of the outstanding shares," when used in this Investment Management Agreement, shall have the respective meanings specified under the Investment Company Act and rules thereunder.

     17. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     18. Name. This Investment Management Agreement is entered into in conjunction with an agreement, dated February 15, 1985, between the Fund and The Chubb Corporation granting the Fund a license to use the word "Chubb" in its corporate name and to use such words in connection with its business.

     19. Governing Law. The provisions of this Investment Management Agreement shall be construed and interpreted in accordance with the laws of the State of New Hampshire, as at the time in effect, and the applicable provisions of the Investment Company Act and rules thereunder or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of New Hampshire, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act and rules thereunder or other federal laws and regulations which may be applicable the latter shall control.


                              CHUBB AMERICA FUND, INC.



Attest:                       By:Bruce Stefany
                              Title: President


                              CHUBB INVESTMENT ADVISORY
                              CORPORATION

Attest:                       By:Bruce Stefany
                              Title:President